Exhibit 10(f)(32)
Management Incentive Plan for 2023 (2023 MIP)
Under the 2023 MIP, executive officers of the Company are eligible to receive performance related annual cash payments. Payments are, in general, only made if performance objectives established by the Compensation Committee of the Board of Directors (the “Committee”) are met.

The Committee approved target incentive opportunities for 2023, expressed as a percentage of base salary for each participating officer. The 2023 MIP funding level is based on the achievement of an Adjusted1 EBITDA metric. The Committee then established overall performance categories that included threshold, target and maximum performance metrics and payout ranges which will determine the amount of the payout of the earned MIP funding level. The performance metrics established by the Committee include Operational goals, Environmental, Social and Governance goals, and for some participants Business/Functional goals. The Committee maintains the authority to increase or decrease an award based on individual performance.

Individual awards will be subject to the review and approval of the Committee following the completion of the 2023 fiscal year, with payment to be made within the first four months of 2024.

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(1) Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization adjusted for the following items: Restructuring and related costs, net, non-service retirement-related costs, equity income and the remaining amounts in Other expenses, net.